KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 10, 2025, with respect to the financial statements of Figure Certificate Company, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

San Francisco, California
May 6, 2025